Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

INCREASED SECOND QUARTER 2024 SALES AND EARNINGS

Eau Claire, Wisconsin (July 26, 2024) — National Presto Industries, Inc. (NYSE: NPK) announced today increased second quarter 2024 sales and earnings as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings for the quarter, Maryjo Cohen, President, stated, “Defense segment sales for the quarter were up $6.4 million or 10.8% from those reported in the comparable 2023 quarter, reflecting increased shipments from backlog. Sales for the Housewares/Small Appliances segment were down nominally – $269 thousand or 1.4%, while safety segment sales were nominal. The Defense segment’s operating earnings increased $1.9 million or 27.0% from second quarter 2023 earnings due to the additional volume referenced above, a more favorable product mix and improved efficiencies. The Housewares/Small Appliance segment’s operating profit decreased $695 thousand or 81.6% over the prior year’s quarterly earnings, largely due to increases in the cost of ocean shipping, a sizable maintenance repair at its main facility and changes in various accruals. As anticipated, the Safety segment reported a loss.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers carbon monoxide detectors, and systems that provide early warning of conditions that, if not corrected, would cause significant losses.

	THREE MONTHS ENDED
	June 30, 2024	July 2, 2023
Net Sales	$85,060,000	$78,946,000
Net Earnings	$6,077,000	$5,503,000
Net Earnings Per Share	$.85	$.77
Weighted Shares Outstanding	7,128,000	7,106,000

	SIX MONTHS ENDED
	June 30, 2024	July 2, 2023
Net Sales	$161,713,000	$159,355,000
Net Earnings	$12,645,000	$14,381,000
Net Earnings Per Share	$1.78	$2.03
Weighted Shares Outstanding	7,122,000	7,101,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.